EXHIBIT 10.21
Tiffany & Co.

October 11, 2019

Ms. Daniella Vitale
Via E-mail Delivery

Dear Daniella,

We are pleased to extend you an offer to join Tiffany and Company, a New York corporation (“Tiffany” or the “Company”) and to confirm the terms of your employment in this letter. Tiffany is a wholly-owned subsidiary of Tiffany & Co., a Delaware corporation (NYSE: TIF) (along with any successor to its business and/or assets by operation of law or otherwise, “Parent”). If you accept this offer, subject to its terms, you will be employed by Tiffany and you will be an executive officer of both Tiffany and Parent. For more information about our executive compensation program, please read Parent’s Proxy Statement dated April 17, 2019 (the “Proxy Statement”). All compensation and certain benefits discussed below, including equity compensation, severance and certain other benefits, is subject to withholding for local, state and federal taxes, including ordinary compensation income and employment taxes, which are your responsibility. Such payments shall be subject to all applicable tax withholdings and such other deductions pursuant to our benefit plans, if applicable.

Title:	Chief Brand Officer

Level:	Executive Vice President

Duties:
The Chief Brand Officer will be responsible for managing global strategic initiatives by overseeing and guiding the work performed by, and related to, the Global Marketing and Global Merchandising functions.

Reporting:	Alessandro Bogliolo, Chief Executive Officer

Location:	Your primary work location will be the Company’s headquarters in New York, New York, subject to business travel as reasonably required to perform your duties.

Commencement Date:
As soon as possible, but not later than December 1, 2019. If you fail to commence employment by this date, this offer shall be deemed withdrawn and of no force or effect.  The term “Commencement Date” refers to the date you actually begin employment with Tiffany.

Initial Base Salary:
$900,000 per annum subject to applicable withholdings, payable in periodic installments in accordance with the Company’s customary payroll practices (the current payroll practice is to pay executive officer salaries on a bi-weekly basis). The Company may in its sole discretion increase (but not decrease) this rate but has no obligation to do so.

Annual Incentive Award:
You will be eligible to receive an annual incentive award under the Tiffany & Co. 2014 Employee Incentive Plan (such plan, or any successor plan, the “Incentive Plan”). Your target annual cash incentive award will be 80% of your base salary, and the maximum annual cash incentive will be 160% of your base salary.
For Fiscal 2019, you will be eligible for a pro-rata cash bonus for your actual period of service during the Fiscal Year.

Annual incentive awards, including any award for Fiscal 2019, are subject to the terms and conditions of the Incentive Plan and any Cash Incentive Award Agreement entered into pursuant to the Incentive Plan, the current form of which is attached as Exhibit A. As set forth in that Agreement, (i) the amount actually paid in connection with an annual incentive award may be greater or less than the target, and may be $0 and (ii) an annual incentive award will be paid, if at all, on the basis of Fiscal Year performance within sixty (60) days after financial results have been determined and publicly announced for the relevant Fiscal Year (and, as such, are generally paid by the end of April of the year following such Fiscal Year), provided that you are employed by the Company through the end of such Fiscal Year.

The terms of the Incentive Plan and the Cash Incentive Award Agreement or any other terms and conditions adopted under the Incentive Plan will control with respect to the annual incentive awards described in this letter. The Incentive Plan and such terms and conditions are subject to change and may be modified at any time and from time to time.

As used in this letter, “Fiscal” and “Fiscal Year” refers to February 1 of the year in question through January 31 of the following year.

Long Term Incentive Award:
Under the current practice of the Compensation Committee (the “Committee”), of the Parent’s Board of Directors (the “Board”), which practice is subject to change without notice in the Committee’s sole discretion, long term equity incentive awards are granted to continuing members of senior management at the Committee’s regularly scheduled January meeting. Under that current practice, the total target value of long-term equity incentive awards is based on a percentage of base salary, to be determined by the Committee in its sole discretion. The total target value of your long-term equity incentive awards for Fiscal 2020 has been established at 250% of your base salary.

The Committee’s current practice (which is subject to change without notice in the Committee’s sole discretion) with respect to any executive vice president position (as well as the chief executive officer position) is to award half of the total target value of long term equity incentive awards as stock options (valued by using the Black-Scholes pricing model) that vest 25% (on each of the succeeding four anniversaries of the grant date) for each year of continuing employment, and half as performance-based restricted stock units that vest following a three-year performance period (the amount of units, if any, that vest being contingent on the Parent’s performance relative to certain performance metrics established by the Committee).

Stock options, performance-based restricted stock units and other long term equity incentive awards (including the recommended special sign-on awards described below) are subject to the Incentive Plan, the applicable awards agreements under the Incentive Plan, and the terms and conditions adopted by the Committee thereunder, which shall be controlling. The Incentive Plan and such agreements, terms and conditions may be modified at any time and from time to time. Please see Exhibit B for a copy of the current Terms of Stock Option Award and Exhibit C for a copy of the current Terms of Performance-Based Restricted Stock Unit Grant.

Special Sign-On Equity Awards:
At the Committee’s next regularly scheduled meeting following your Commencement Date, the Chief Executive Officer will recommend (provided you remain employed by the Company at such time) that the Committee approve, and grant, the following one-time sign-on awards to you (provided, however, that, if the Committee shall not take such action at such meeting, the Company will, in the alternative, pay you a special, one-time cash bonus award of $750,000, payable no later than the end of the month in which such meeting is held; for the avoidance of doubt, the payment of such cash bonus will fulfill in full all obligations of the Company with respect to the special sign-on equity awards described in this letter):

Special Sign-On Stock Option Award:

A stock option award to purchase shares of the Parent’s common stock (“Common Stock”). The per-share value of the shares of Common Stock subject to such award will be determined by the Black-Scholes pricing model, as approved by the Commitee: on this basis, the total grant date value of the shares of Common Stock underlying the recommended award will be equal to $375,000. The option exercise price will be the Grant Date Market Price (as defined below). The stock option will vest over three years in equal installments on the applicable anniversaries of the Commencement Date, and will be subject to the terms attached as Exhibit B, which will be controlling in all respects.

“Grant Date Market Price” means a per share value of the Common Stock determined by the Parent’s Corporate Secretary as the higher of (i) the simple arithmetic mean of the high and the low sale price of such stock on the New York Stock Exchange on the grant date or (ii) the closing price on such Exchange on the grant date.

Special Sign-On Restricted Stock Unit Grant:
An award of restricted stock units (“Units”) that will convert on maturity on a one-to-one basis into shares of Common Stock. The Units will have an aggregate value of $375,000 on the grant date, based on the Grant Date Market Price. The Units will vest over three years in equal installments on the applicable anniversaries of the Commencement Date and will be subject to the terms attached as Exhibit D, which will be controlling in all respects.

Severance Benefits:
Please see Exhibit E for a copy of the Executive Severance Plan currently applicable to executive officers of Parent that provides for severance benefits in the event of certain terminations of employment prior to a change in control.
Please see Exhibit F for a copy of the form of Retention Agreement currently applicable to executive officers of Parent that provides for severance benefits under certain circumstances following a change in control (as defined in the Retention Agreement).

A description of the benefits provided under the Executive Severance Plan and the Retention Agreement are summarized in the Proxy Statement. The terms of the Retention Agreement and Executive Severance Plan are controlling in all respects. The form of Retention Agreement and the terms of the Executive Severance Plan may be modified at any time and from time to time, and the Executive Severance Plan may also be terminated or replaced in the sole discretion of the Committee.

Share Ownership Policy:
As an executive officer of Parent, you will be subject to the Share Ownership Policy adopted by the Board, the current version of which is attached as Exhibit G. Such policy may be amended or modified at any time and from time to time by the Board.

Covenants:
As a condition of receiving equity incentive awards and, if applicable, benefits under certain retirement plans, you will be required to sign and comply with certain non-competition, confidentiality, no-hire, non-solicit and non-disruption covenants in a form approved by the Committee. The form of the Covenants that is being proposed for approval by the Committee at its October meeting is attached as Exhibit H.

Conditions:
This is a conditional offer and is subject to your successful completion of the following background investigations, to the extent permitted by applicable law: employment and professional references, credit check, drug screen (for current use of illegal or unauthorized drugs), criminal conviction check, social security trace, education verification (if applicable), and driver’s license history (if applicable). This offer is also contingent on your satisfactory completion of a Conflict of Interest questionnaire (attached as Exhibit I) and your written representation that you are not contractually obligated to any other employer, or subject to any covenants against competition or similar covenants that would affect the full performance of your employment with Tiffany. In addition, by accepting this offer, you acknowledge and agree that you have provided all employment-related agreements to which you are party (and that are currently in effect or have any provisions that continue to apply to you, the Company or Parent following the termination of your employment) for the Company’s review.

Employment-at-will:
Your employment is "At Will." At Will employment means that you can quit at any time, with or without notice. At Will employment also means that Tiffany can end your employment at any time, with or without notice, for any reason permitted by applicable law or for no reason.

Clawback Policy:
As an executive officer of Parent, you will be subject to the Policy for Recovery of Incentive-based Compensation Erroneously Awarded to Executive Officers, in the form adopted by the Board. The current version attached as Exhibit J.

Indemnification Agreement:	Please see Exhibit K for a copy of the form of Indemnification Agreement most recently approved by the Board for execution by the executive officers of Parent.

Benefits:
We offer a broad range of benefits and amenities for you and your eligible dependents, including domestic partners. Our health benefits currently include medical, dental, vision care and prescription drug. Retirement benefits currently include a 401(k) plan with an employer match, a defined contribution retirement benefit and a defined contribution excess benefit (for earnings above statutory limits, if applicable). You will also be eligible to participate in the Company's Executive Deferral Plan, which is a vehicle for providing tax-deferred savings. We also offer paid time off for health reasons (for your care and your family members) and we currently offer short -and long-term disability, including executive long-term disability. Survivor protection benefits currently include group term life insurance, accidental death & dismemberment insurance, business travel accident insurance and supplemental group term life insurance. Currently, health and dependent care spending accounts, long term care, adoption assistance, medical, family and bereavement leave, transportation assistance, education assistance, employee assistance program, health and fitness program reimbursement, milestone and service recognition programs, employee giving program and a generous employee discount are also offered.

You will be eligible to participate in all benefit programs, policies and plans to the extent available, and subject to the terms by which all such benefits are provided, to Tiffany's regular full-time employees, and this letter will not afford you additional rights. Further, the terms of any applicable plan document, if any, will be controlling with respect to any of the benefits described in this letter or otherwise made available, and all benefits described may be modified or discontinued without notice in the Company’s sole discretion.

Holidays:
The Company recognizes certain holidays throughout the year as Company Holidays. Currently, the following eight holidays are considered Company Holidays in the U.S.: New Year's Day, Martin Luther King Day, Presidents' Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

Vacation Days:
You will be eligible for 25 workdays of vacation per Fiscal Year. Under our current program, you will accrue one-twelfth of your annual vacation at the end of each completed month of service. All vacation requests are subject to management approval as outlined in the vacation policy or by departmental procedures. Vacation will be accrued in accordance with the Company’s standard policies, as established and amended from time to time.

Personal Days:	You will be eligible for two personal days per fiscal year. In your first year of employment, you will be immediately entitled to one personal day.

Life Insurance:	The Company currently provides life insurance benefits to executive officers with the following key features: - Executive officers own whole life policies on their own lives;

- The death benefit, which is subject to underwriting approval is approximately three times the sum of (i) annual base salary and (ii) the target short-term incentive award. while the Executive is employed with Tiffany;

- The Company pays the premium on such policies in an amount intended to accumulate target cash value at age 65 that will allow the policy to remain in force after age 65, without further premium payments, and with a death benefit at approximately two times the sum of (i) annual base salary and (ii) the target short-term incentive award at retirement;

- Premiums paid by the Company constitute taxable income to the executive officer; the Company does not pay additional amounts to offset the income tax attributable to the premiums so paid.

The life insurance policy is owned by the Executive; however premium payments described herein may be modified or discontinued without notice in the Company’s sole discretion, with the effect that the approximate benefits described above may be less than stated above.

Legal Review of Letter:
The Company will pay for the reasonable fees and expenses you incur to engage counsel to review and finalize this letter and any related documents. Notwithstanding the foregoing, to the extent expenses incurred by you and described in this paragraph exceed in total $10,000, Tiffany and/or Parent shall not reimburse you for, or bear, such excess amounts, and you shall remain solely responsible for any amounts incurred in excess of $10,000.

Governing Law:	These terms and conditions shall be construed in accordance with the laws of New York without regard to conflicts of law principles.

Dispute Resolution:
As a condition of your employment, you will be required to agree to the Company’s Dispute Resolution Agreement, attached as Exhibit L, which will govern the resolution of any disputes regarding this letter.

Internal Revenue Code 409A:
You and the Company agree that this letter shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this letter shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on you under

Code Section 409A or any damages for failing to comply with Code Section 409A.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 13.7(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to you in a lump sum with interest during the Delay Period at the prime rate, and any remaining payments and benefits due under this letter shall be paid or provided in accordance with the normal payment dates specified for them herein.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

For purposes of Code Section 409A, your right to receive any installment payments pursuant to this letter shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this letter specifies a payment period with reference to a number of days (for instance, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

Notices:
All notices, requests and other communications to any party under this letter agreement must be in writing and will be effective when given (i) by personal delivery or reliable overnight courier service to the address as set forth below (or at such other address for the party as shall have been previously specified in writing to the other party), or (ii) by email transmission to the email address set forth below (or at such other email address for the party as shall have been previously specified in writing to the other party) with confirmation of receipt:

If to you, to the most recent address on file with the Company.

If to the Company or Parent, to:

Tiffany & Co.
200 Fifth Avenue
New York, NY 10007
Attention: General Counsel

Miscellaneous Provisions:
This letter agreement (and all exhibits hereto) sets forth our entire offer, superseding all prior oral and written offers. This letter agreement may not be modified or amended except by an instrument in writing signed by you and an authorized officer of the Company and Parent. No waiver of this letter agreement will be effective unless in writing and signed by the waiving party. Neither this letter nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either party hereto without the written consent of the other party and any attempt to assign without such consent will be void. In the event that any provision of this letter agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this letter agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law. This letter agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The delivery of this letter by facsimile or .pdf shall be sufficient to bind the parties hereto.

We look forward to welcoming you to Tiffany and Company. Please call me at 212-230-6686 if you have any questions.
Sincerely,
/s/ Gretchen Koback Pursel

Gretchen Koback Pursel
Senior Vice President - Chief Human Resources Officer